May 19, 2017	PRESS RELEASE

Aspirity Renewable Unsecured Subordinated Note Program Suspended

MINNEAPOLIS, MN – Aspirity Holdings (“Holdings”) announced that it has suspended its Renewable Unsecured Subordinated Note (the “Notes”) program.

The suspension follows Aspirity’s release of its 2016 Annual Report on Form 10-K on April 28, 2017. The Form 10-K included two significant changes from previous filings:

1.	A going concern note which reflected Management’s substantial doubt as to Holding’s ability to continue as a going concern principally due to the amount of debt maturing within twelve months of the filing. A going concern note was also included in Holding’s auditor’s report for the year ended December 31, 2016.

2.	A reclassification of the Term Loan owed to Holdings by Diversified Trading Company from an asset to a contra-equity, which reduced Holding’s total assets from approximately $19 million to approximately $2 million.

More information, click: Aspirity 2016 Annual Report on Form 10-K / Aspirity 2016 Financial Results Press Release

Reaction to the Form 10-K filing was significant, as a substantial number of subscriptions received pending release of the 10-K were requested to be returned. Consequently, Aspirity Management and Board determined that the Notes program is presently not viable and returned all new Notes subscriptions that were held pending the release of the Form 10-K.

Aspirity has suspended all activities related to its Notes program. More specifically: (1) all interest and redemption payments have ceased; (2) all Notes will continue to accrue interest; and (3) no new Notes subscriptions will be accepted at this time.

Aspirity is considering all options to address this situation and will provide more information in the near future.

About Aspirity Holdings

Aspirity Holdings LLC, formerly known as Twin Cities Power Holdings LLC, is a Minnesota limited liability company that serves as a holding company. Following the spinoff of DTC on November 1, 2015, Holdings has start-up operations in two business segments - retail energy through Aspirity Energy and financial services through Aspirity Financial. For additional information, please visit www.sec.gov/edgar/searchedgar/companysearch.html and search for “Aspirity”.

About Diversified Trading Company (formerly known as Krieger Enterprises)

Diversified Trading Company LLC or “DTC”, formerly known as Krieger Enterprises, was spun off from Aspirity Holdings effective November 1, 2015 and is headquartered at 16233 Kenyon Avenue, Lakeville MN 55044, telephone 952-241-3103. DTC trades virtual electricity for its own account in wholesale markets regulated by the Federal Energy Regulatory Commission, energy-related derivative contracts on exchanges regulated by the Commodity Futures Trading Commission, and engages in certain asset management activities, including real estate development and investments in privately held businesses.

Forward Looking Statements

This press release contains forward-looking statements. Forward-looking statements can be identified by words such as: “may”, “will”, “should”, “expect”, “anticipate”, “believe”, “estimate” “continue”, “predict”, or other similar words referencing future periods, including statements regarding the number of customers, geographic areas to be served in the future, and the availability of capital.

Forward-looking statements are not guarantees of future performance and involve risks and uncertainties and you should not place undue reliance on such. Important factors that could cause actual results to materially differ from those projected include, but are not limited to, those listed below. When considering forward-looking statements, you should keep these risk factors, as well as other cautionary statements in our SEC filings, in mind. We undertake no obligation to update or revise publicly any forward-looking statements, due to new information, future events, or otherwise.

Factors that could cause actual results to materially differ from those projected include, but are not limited to:

●	Changes in commodity prices;

●	Extreme and unpredictable weather conditions;

●	The sufficiency of risk management and credit policies;

●	Customer concentration;

●	Federal, state and local regulation, including the industry’s ability to prevail in its challenge to the New York Public Service Commission’s order enacting new regulations that sought to impose significant new restrictions on retail energy providers operating in New York,

●	Key license retention;

●	Increased regulatory scrutiny and compliance costs;

●	Ability to borrow funds and access credit markets;

●	Restrictions in our preferred supply and debt agreements and collateral requirements;

●	Credit risk with respect to suppliers and customers;

●	Level of indebtedness and ability to continue as a going concern;

●	Changes in costs to acquire customers;

●	Actual customer attrition rates;

●	Actual bad debt expense in non-POR markets;

●	Accuracy of billing systems;

●	Ability to successfully navigate entry into new markets;

●	Ability to successfully and efficiently integrate acquisitions should we make such;

●	Competition; and

●	The Risk Factors identified in our SEC filings, including those in:

o	The Prospectus for our Notes dated November 12, 2015, as amended;

o	Our annual reports on Form 10-K;

o	Our quarterly reports on Form 10-Q; and

o	Other filings and press releases.